Exhibit 3.1

ARTICLES OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

FAMOUS DAVE’S OF AMERICA INC.

I, the undersigned, as the duly appointed and acting Secretary of Famous Dave’s of America, Inc. (the “Corporation”), a Minnesota corporation, do hereby certify that the board of directors of the Corporation has, by duly authorized written action in lieu of a meeting pursuant to Minnesota Statutes Section 302A.135 Subd. 5, approved resolutions to restate the Articles of Incorporation in accordance with the following:

Restatement of Articles of Incorporation.

NOW, THEREFORE, BE IT RESOLVED, that the Articles of Incorporation of this Company be restated as set forth on the attached Exhibit A; and

FURTHER RESOLVED, that the Authorized Officers of the Company be, and each acting singly hereby is, authorized and directed to make and execute Articles of Amendment with Restated Articles of Incorporation embracing the foregoing resolution and to cause such Articles of Amendment with Restated Articles of Incorporation to be filed with the office of the Secretary of State of the State of Minnesota.

Executed: December 5, 2017.

By:	/s/ Dexter Newman
Dexter Newman,
Secretary

Exhibit A
Restated Articles of Incorporation

RESTATED ARTICLES OF INCORPORATION
OF
FAMOUS DAVE’S OF AMERICA, INC.

These Restated Articles of Incorporation supersede the previous Articles of Incorporation and all prior Amendments to Articles of Incorporation, and will be the current Articles of Incorporation of the Corporation:

ARTICLE 1
Name

The name of this corporation is Famous Dave’s of America, Inc.

ARTICLE 2
Registered Office

The address of this corporation’s registered office in this state is 12701 Whitewater Drive, Suite 200, Minnetonka, 55343.

ARTICLE 3
Authorized Capital

A.                                    The Corporation is authorized to issue one hundred million (100,000,000) shares of capital stock, having a par value of one cent ($.01) per share in the case of common stock, and having a par value as determined by the Board of Directors in the case of preferred stock, to be held, sold and paid for at such times and in such manner as the Board of Directors may from time to time determine in accordance with the laws of the State of Minnesota.

B.                                    In addition to any and all powers conferred upon the Board of Directors by the laws of the State of Minnesota, the Board of Directors shall have the authority to establish by resolution more than one class or series of shares, either preferred or common, and to fix the relative rights, restrictions and preferences of any such different classes or series, and the authority to issue shares of a class or series to another class or series to effectuate share dividends, splits or conversion of the Corporation’s outstanding shares.

C.                                    The Board of Directors shall also have the authority to issue rights to convert any of the Corporation’s securities into shares of stock of any class or classes, the authority to issue options to purchase or subscribe for shares of stock of any class or classes, and the authority to issue share purchase or subscription warrants or any other evidence of such option rights which set forth the terms, provisions and conditions thereof, including the price or prices at which such shares may be subscribed for or purchased.  Such options, warrants and rights, may be transferable or nontransferable and separable or inseparable from other securities of the Corporation.  The Board of Directors is authorized to fix the terms, provisions and conditions of such options, warrants and rights, including the conversion basis or bases and the option price or prices at which shares may be subscribed for or purchased.

ARTICLE 4
Shareholder Rights

No shareholders will have any rights of cumulative voting.

No shareholders will have any statutory preemptive rights.

ARTICLE 5
Written Action By Less Than All The Directors

Any action required or permitted to be taken at a board meeting, other than an action requiring shareholder approval, may be taken by written action of the Board of Directors that would be required to take the same action at a meeting at which all directors were present.

ARTICLE 6
Limitation of Director Liability

To the fullest extent permitted by law, a director shall have no personal liability to the Corporation or its shareholders for breach of fiduciary duty as a director.  Any amendment to repeal this Article 6 shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.